Exhibit 99.1

Jernigan Capital Reports First Quarter Earnings per Share and Adjusted Earnings per Share Above

High End of Guidance Range

MEMPHIS, Tennessee, May 1, 2019 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter ended March 31, 2019.

First Quarter Highlights include:

▪	Earnings per share and adjusted earnings per share of $0.35 and $0.52, respectively, both above the high end of guidance ranges provided with the Company’s fourth quarter 2018 earnings release;

▪

Continued transition to property ownership with on-balance sheet purchase of the developer’s interest in the Company’s New Haven development property investment and purchase by the Company’s joint venture with Heitman of the developers’ interests in the Atlanta 1, Jacksonville, Atlanta 2, and Denver development property investments – Company now has direct or indirect fee ownership in 63% of the facilities for which it has financed development and that have been open for business more than 12 months;

▪	Closed on two development investments, in Stamford, Connecticut and Staten Island, New York, with an aggregate commitment amount of $21.7 million;

▪

Leasing commenced on the Generation V self-storage facilities underlying four development property investments in which the Company has an aggregate committed investment of $29.1 million, 49.9% profits interests and ROFRs; and

▪	Increased book value per common share to $19.02 at March 31, 2019 from $18.35 at March 31, 2018.

“The Company is off to a great start in 2019,” stated Dean Jernigan, Executive Chairman of Jernigan Capital, Inc. “As the development cycle approaches its fifth year, we remain selective in committing to new development opportunities, focusing exclusively on select submarkets with strong demographics that have been largely overlooked this development cycle. Year-to-date we have closed three new development investments in Staten Island, NY, Stamford, CT, and Long Island, NY, three submarkets that exhibit the compelling demographics that we expect will drive strong demand and excellent returns over time.”

John Good, Chief Executive Officer of the Company, added, “Our first quarter results reflect another quarter of strong execution, with revenue, earnings per share and adjusted earnings per share exceeding the high end of our quarterly guidance ranges. We posted 89% growth in total revenues and 103% growth in adjusted earnings compared to the first quarter of 2018. Our portfolio of state-of-the-art Generation V self-storage properties continues to progress through construction and lease-up, with 46 facilities, representing 65% of self-storage projects that we have financed, open and operating as of the end of the first quarter.”

“We continue to see opportunities to acquire developer interests in our core development investments,” Mr. Good continued.  “In January, our joint venture with Heitman acquired developers’ interests in two facilities in the Atlanta MSA, one facility in the Jacksonville MSA and one facility in the Denver MSA, and in March we acquired the developer’s interest in our New Haven, Connecticut development property. We have now purchased our developers’ interests in eight facilities on balance sheet and in four facilities within our joint venture. With those acquisitions and the three development investment commitments year-to-date, we have committed almost 50% of the midpoint of our full year 2019 investment guidance range of $85 million to $115 million.”

“From a capital perspective, we continue to be extremely focused on maximizing stockholder value by properly matching investments with the optimal capital sources, including our recently upsized credit facility and our common stock ATM program,” Mr. Good added. “Our investment commitments including 2019 closing guidance are fully covered through mid-2020, and we have positioned ourselves to maintain conservative leverage levels in the range of 25% to 30% of total assets for the foreseeable future.”

Financial Highlights

Earnings per share and adjusted earnings per share for the three months ended March 31, 2019 were $0.35 and $0.52, respectively, which are each $0.13 above the high end of the Company’s guidance range provided in the Company’s fourth quarter 2018 earnings release.

Net income attributable to common stockholders for the three months ended March 31, 2019 was $7.1 million, or $0.35 per share, and adjusted earnings were $10.6 million, or $0.52 per share, representing increases of $5.3 million, or 303%, and $5.4 million, or 103%, over the $1.8 million and $5.2 million of earnings and adjusted earnings, respectively, reported for the first quarter of 2018.

Total revenues for the three months ended March 31, 2019 were $9.9 million, representing an increase of $4.7 million, or 89% over revenues for the comparable period in 2018. The increase in revenues is primarily attributed to the increase in the outstanding principal balances on the Company’s investment portfolio.

General and administrative expenses, excluding fees to the manager, for the three months ended March 31, 2019 and 2018 were $1.8 million. Included in these amounts were stock-based compensation expense of $0.3 million for the three months ended March 31, 2019 and 2018.

Net income attributable to common stockholders and adjusted earnings for the quarter ended March 31, 2019 also includes increases in the fair value of investments of $8.8 million compared to increases of $4.3 million for the comparable period in 2018. This represents a $4.5 million, or 104%, year-over-year increase from the quarter ended March 31, 2018.

Subsequent Events

In April, the Company closed a new development investment in Long Island, New York with a $23.5 million commitment.

Capital Markets Activities

As of March 31, 2019, the Company had borrowed $27 million of $118 million of total availability under its secured revolving credit facility. The Company expects availability under its credit facility to continue to increase over the remainder of 2019 as the Company adds existing on-balance sheet operating properties to the borrowing base.

During the first quarter, the Company issued an aggregate $2.9 million of common stock under the Company’s at-the-market (“ATM”) program at an average share price of $21.43, a 12.7% premium to the Company’s reported book value per share as of December 31, 2018. The Company had $72.2 million available on its current common stock ATM Program at March 31, 2019.

Dividends

On February 22, 2019, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $2.2 million was paid on April 15, 2019 to holders of record on April 1, 2019. A stock dividend of 2,125 shares of additional Series A Preferred Stock was issued on April 15, 2019 to holders of record on April 1, 2019 for an aggregate value of $2.1 million pursuant to the terms of the Stock Purchase Agreement.

On February 22, 2019, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.7 million was paid on April 15, 2019 to holders of record on April 1, 2019.

Additionally, on February 22, 2019, the Company declared a dividend of $0.35 per common share. The dividend was paid on April 15, 2019 to common stockholders of record on April 1, 2019.

Second Quarter Guidance

The following table reflects earnings per share and adjusted earnings per share guidance ranges for the three months ending June  30, 2019. Such guidance is based on management's current expectations of Company investment and acquisition activity (including fair value appreciation, the expected timing of construction progress and receipts of certificates of occupancy, and the assumptions regarding the timing of acquisitions of developer interests), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions, including interest rate levels. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends to preferred stockholders, stock-based compensation expense, and depreciation and amortization on real estate assets. For more information about our calculation of adjusted earnings, see “Non-GAAP Financial Measures” below.

	Dollars in thousands,
	except share and per share data
	Three months ending
	June 30, 2019
	Low	High
Interest income from investments	$8,750	$8,850
Rental revenue from real estate owned	1,625	1,675
Other income	35	40
Total revenues	$10,410	$10,565
G&A expenses (1)	(4,575)	(4,425)
Property operating expenses (excl. depreciation and amortization)	(870)	(820)
Depreciation and amortization on real estate assets	(1,100)	(1,050)
Interest expense	(2,100)	(2,000)
JV income	70	90
Other interest income	10	15
Net unrealized gain on investments (2)	6,000	8,000
Net income	7,845	10,375
Net income attributable to preferred stockholders (3)	(5,100)	(5,090)
Net income attributable to common stockholders	2,745	5,285
Add: stock dividends	2,125	2,125
Add: stock-based compensation	720	700
Add: depreciation and amortization on real estate assets (4)	1,190	1,130
Adjusted earnings	$6,780	$9,240
Earnings per share – diluted	$0.13	$0.25
Adjusted earnings per share – diluted	$0.32	$0.44
Average shares outstanding – diluted	20,950,000	20,950,000

1)	Includes $2.1 million (low) / $2.0 million (high) of fees to Manager for the three months ending June 30, 2019.
2)	Excludes $0.05 million (low and high) of unrealized appreciation in fair value of investments from the real estate venture, which is included in JV income for the three months ending June 30, 2019.
3)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to outstanding shares of Series A Preferred Stock, as well as cash dividends estimated with respect to outstanding shares of Series B Preferred Stock.

4)

Includes $0.1 million (low and high) of depreciation and amortization on the real estate assets wholly-owned by the real estate venture, which is included in JV income for the three months ending June  30, 2019.

The Company is also reaffirming its previously issued guidance for full year 2019. Net income attributable to common stockholders is expected to be between $0.82 and $1.46 per share, and adjusted earnings is expected to be between $1.52 and $2.13 per share.

Additionally, the Company continues to monitor its 2019 fair value guidance with updated estimates of construction progress, timing of the receipt of certificates of occupancy from its development partners and the movement of interest rates and spreads. Of the estimated $30.0 million to $40.0 million of fair value appreciation in 2019, the Company recognized $8.8 million during the first quarter, and expects $6.0 million to $8.0 million to be recognized in the second quarter, $5.5 million to $9.0 million to be recognized in the third quarter, and $9.7 million to $14.2 million to be recognized in the fourth quarter.  The Company’s 2019 fair value guidance reflects updated estimates of the timing of construction completion of the self-storage facilities underlying certain of our development investments, as well as the timing of stabilization of facilities in which we have invested. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of construction completion, both of which are subject to factors outside the control of the Company and the Company’s development partners. Moreover, when the Company acquires the developer’s interest in a self-storage project that the Company has financed, the Company no longer accounts for such investment under the fair value method, so acquisitions of developer interests have a potentially material effect on future fair value recognized in the Company’s financial statements. As such, the amount and exact timing of fair value recognition is subject to change.

Refer to the Company’s First Quarter 2019 Supplemental Information Package for more information.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, May 2, 2019 at 8:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until Thursday, May  16, 2019.

Supplemental financial and operating information for the quarter ended March 31, 2019 is available on the Company’s website under Financials – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13681074

The replay can be accessed until midnight Eastern Time on Thursday, May  16, 2019.

About Jernigan Capital, Inc.

Jernigan Capital is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners and operators of self-storage facilities with a view to eventual outright ownership of facilities we finance. Our mission is to maximize shareholder value by accumulating a multi-billion dollar investment portfolio consisting of the newest, most attractive and best located self-storage facilities in the United States through a talented and experienced team demonstrating the highest levels of integrity, dedication, excellence and community.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our full-year and second quarter 2019 guidance and the assumptions underlying such guidance, our ability to successfully source, structure, negotiate and close investments in and acquisitions of self-storage facilities, the market dynamics of the MSAs in which our investments are located, our ability to fund our outstanding future investment commitments, our ability to own and manage our real estate assets, the availability, terms and our rate of deployment of equity capital and our ability to increase the borrowing base of our credit facility. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. The Company undertakes no duty or responsibility to publicly update or revise any forward-looking statement to reflect future events or circumstances or to reflect the occurrence of unexpected events. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, depreciation and amortization on SL1 Venture real estate assets, and other expenses. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

David Corak

(901) 567-9580

Investorrelations@jernigancapital.com

JERNIGAN CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	March 31, 2019	December 31, 2018
	(unaudited)
Assets:
Cash and cash equivalents	$3,860	$8,715
Self-Storage Investment Portfolio:
Development property investments at fair value	405,999	373,564
Bridge investments at fair value	87,046	84,383
Self-storage real estate owned, net	106,371	96,202
Investment in and advances to self-storage real estate venture	12,360	14,155
Other loans, at cost	5,025	4,835
Deferred financing costs	4,404	4,619
Prepaid expenses and other assets	5,348	3,702
Fixed assets, net	219	233
Total assets	$630,632	$590,408

Liabilities:
Secured revolving credit facility	$27,000	$-
Term loans, net of unamortized costs	33,716	24,609
Due to Manager	2,267	3,334
Accounts payable, accrued expenses and other liabilities	2,612	2,402
Dividends payable	12,236	12,199
Total liabilities	77,831	42,544

Equity:
Series A preferred stock	124,262	122,137
Series B Cumulative preferred stock	37,298	37,401
Common stock	205	204
Additional paid-in capital	389,431	386,394
Retained earnings	1,605	1,728
Total equity	552,801	547,864
Total liabilities and equity	$630,632	$590,408

JERNIGAN CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2019	2018
Revenues:
Interest income from investments	$8,212	$4,562
Rental and other property-related income from real estate owned	1,450	623
Other revenues	222	31
Total revenues	9,884	5,216

Costs and expenses:
General and administrative expenses	1,762	1,818
Fees to Manager	2,003	1,304
Property operating expenses of real estate owned	762	311
Depreciation and amortization of real estate owned	1,029	702
Other expenses	-	290
Total costs and expenses	5,556	4,425

Operating income	4,328	791

Other income (expense):
Equity in earnings from unconsolidated real estate venture	156	550
Net unrealized gain on investments	8,830	4,320
Interest expense	(1,213)	(416)
Other interest income	13	109
Total other income	7,786	4,563
Net income	12,114	5,354
Net income attributable to preferred stockholders	(5,032)	(3,595)
Net income attributable to common stockholders	$7,082	$1,759

Basic earnings per share attributable to common stockholders	$0.35	$0.12
Diluted earnings per share attributable to common stockholders	$0.35	$0.12

Dividends declared per share of common stock	$0.35	$0.35

JERNIGAN CAPITAL, INC.
CALCULATION OF ADJUSTED EARNINGS
(in thousands, except share and per share data)
(unaudited)

	Three months ended
	March 31, 2019	March 31, 2018
Net income attributable to common stockholders	$7,082	$1,759
Plus: stock dividends to preferred stockholders	2,125	2,125
Plus: stock-based compensation	328	345
Plus: depreciation and amortization on real estate assets	1,029	702
Plus: depreciation and amortization on SL1 Venture real estate assets	56	-
Plus: other expenses	-	290
Adjusted Earnings	$10,620	$5,221

Adjusted Earnings per share attributable to common stockholders – diluted	$0.52	$0.36

Weighted average shares of common stock outstanding – diluted	20,455,116	14,555,337

JERNIGAN CAPITAL, INC.
CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE
(in thousands, except share and per share data)
(unaudited)

	Three months ended March 31,
	2019	2018
Shares outstanding:
Weighted average common shares - basic	20,297,551	14,247,174
Effect of dilutive securities	157,565	308,163
Weighted average common shares, all classes	20,455,116	14,555,337

Calculation of Earnings per Share - basic
Net income	$12,114	$5,354
Less:
Net income allocated to preferred stockholders	5,032	3,595
Net income allocated to unvested restricted shares (1)	55	23
Net income attributable to common stockholders – two-class method	$7,027	$1,736

Weighted average common shares – basic	20,297,551	14,247,174
Earnings per share – basic	$0.35	$0.12

Calculation of Earnings per Share - diluted
Net income	$12,114	$5,354
Less:
Net income allocated to preferred stockholders	5,032	3,595
Net income attributable to common stockholders – two-class method	$7,082	$1,759

Weighted average common shares – diluted	20,455,116	14,555,337
Earnings per share – diluted	$0.35	$0.12

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$10,620	$5,221
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	82	68
Adjusted Earnings attributable to common stockholders – two-class method	$10,538	$5,153

Weighted average common shares – basic	20,297,551	14,247,174
Adjusted Earnings per share – basic	$0.52	$0.36

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings attributable to common stockholders – two-class method	$10,620	$5,221

Weighted average common shares – diluted	20,455,116	14,555,337
Adjusted Earnings per share – diluted	$0.52	$0.36

(1)

Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the quarter ended March  31, 2019 and 2018.

JERNIGAN CAPITAL, INC.
2019 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except share and per share data)

(unaudited)

	Quarter ending June 30, 2019
	Low	High
Net income attributable to common stockholders	$2,745	$5,285
Plus: stock dividends to preferred stockholders	2,125	2,125
Plus: stock-based compensation	720	700
Plus: depreciation and amortization on real estate assets	1,190	1,130
Adjusted Earnings	$6,780	$9,240

Net income attributable to common stockholders per weighted average share – diluted	$0.13	$0.25
Adjusted Earnings per weighted average share – diluted	$0.32	$0.44

Weighted average shares of common stock outstanding – diluted	20,950,000	20,950,000